Exhibit 10.1
POWERSECURE INTERNATIONAL, INC.
Summary Sheet of Compensation Paid to Non-Employee Directors

Cash Retainer:	$36,000 per year

Board Chairman Fees:	$25,000 per year

Committee Chairman Fees:	$7,500 per year

Meeting Fees:	$1,500 per meeting of a Committee of the Board, provided only one meeting fee is payable per day, regardless of how many meetings are held that day

Restricted Stock Grants:	Upon initial election or appointment, a number of restricted shares of Common Stock equal to $100,000 divided by the average closing sale price of the Common Stock over the prior year as reported on its principal trading stock exchange or market, vesting in three equal annual installments commencing on the first anniversary of election or appointment

On the date of each Annual Meeting of Stockholders (unless first elected or appointed on such date), $50,000 in fair market value on the date of grant (based upon the closing sale price of the Common Stock as reported on its principal stock trading exchange or market) of restricted shares of Common Stock, vesting in four equal quarterly installments commencing three months after the Annual Meeting

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